October 28, 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:
We have read Item 77-K of Form N-
SAR dated October 28, 2010, of
Federated Municipal Securities
Income Trust and are in agreement
with the statements contained in the
?Change in Independent Registered
Public Accounting Firm? letter
therein. We have no basis to agree or
disagree with other statements of the
registrant contained therein.
/s/ Ernst & Young LLP